Exhibit 5.1

[LETTERHEAD OF GIBSON, DUNN & CRUTCHER LLP]

July 7, 2014

Ultragenyx Pharmaceutical Inc.

60 Leveroni Court

Novato, California 94949

Ladies and Gentlemen:

We have acted as counsel to Ultragenyx Pharmaceutical Inc., a Delaware corporation (the “Company”) in connection with the Registration Statement on Form S-1 (File No. 333-197008) (as amended through the date hereof, the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), for the registration by the Company (the “Primary Shares”) and the selling stockholders identified in the Registration Statement (the “Secondary Shares” and, together with the Primary Shares, the “Securities”) of up to an aggregate of 2,319,951 shares (including shares that may be sold by the Company and the selling stockholders upon the exercise of the underwriters’ option to purchase additional shares) of the common stock, $0.001 par value per share, of the Company.

In connection with this opinion letter, we have examined such certificates, documents and records and have made such investigation of fact and such examination of law as we have deemed appropriate in order to enable us to render the opinions set forth herein. In conducting such investigation, we have relied, without independent verification, upon certificates of officers of the Company, public officials and other appropriate persons.

The opinions expressed below are limited to the Delaware General Corporation Law.

Based upon and subject to the foregoing, we are of the opinion that the Securities have been duly authorized and that the Primary Shares will be, when issued and delivered pursuant to the Underwriting Agreement and against payment of the consideration set forth therein, and the Secondary Shares are, validly issued, fully paid and non-assessable.

We hereby consent to your filing this opinion as an exhibit to the Registration Statement and to the use of our name therein and in the related prospectus under the caption “Legal Matters.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Gibson, Dunn & Crutcher LLP